Exhibit 99


          Sypris Reports Third Quarter Earnings; Revenue Increases 19%


     LOUISVILLE, Ky.--(BUSINESS WIRE)--Oct. 27, 2005--Sypris Solutions, Inc. (Nasdaq/NM: SYPR) today reported revenue increased 19% to a record $140.8 million for the third quarter compared to $118.5 million for the prior year period. Net income for the period was $3.0 million, or $0.16 per diluted share, compared to $3.8 million, or $0.21 per diluted share, for the third quarter of 2004.
     For the nine months ended September 30, 2005, the Company reported revenue increased 29% to a record $390.7 million compared to $303.7 million for the prior year period. Net income was $5.6 million compared to $9.1 million for the same period in 2004, while earnings per share were $0.30 per diluted share compared to $0.52 per diluted share.
     "The results for the third quarter reflected a continued improvement in the Company's operating performance," said Jeffrey T. Gill, president and chief executive officer. "Revenue continued to increase while operating margins expanded sequentially as the result of improved efficiencies and volume. Cash flow from operations reached a record $24.5 million during the period, resulting in free cash flow of $17.8 million as several major capital projects neared completion."
     "Net orders for the quarter reached a record $139.2 million, driven by an 83% increase in bookings from our Electronics Group. The outlook for our markets in general remains positive, though we believe the significant increase in energy costs and rising interest rates will have a dampening effect on both demand and margins. In response to these factors, we will maintain a stringent focus on process improvement and cost containment throughout the Company."

     The Industrial Group

     Revenue for our Industrial Group increased 20% to $94.5 million in the third quarter from $78.4 million for the prior year period, and increased 5.4% sequentially from the second quarter of this year. Gross profit for the quarter was $7.3 million compared to $9.3 million for the same period in 2004 and decreased 2.6% sequentially from the second quarter of this year as a result of extended customer shutdowns early in the period to rebalance inventories.
     "Net orders were $78.8 million for the quarter, while backlog increased 12% to $131.9 million compared to the prior year quarter," said Gill. "Orders and revenue were in line with our expectations for the quarter. We believe that we have now reached the top of the current truck market cycle and expect shipments during the coming quarters to remain relatively stable, subject to the number of workdays in a quarter and any impact on the demand for commercial vehicles related to rising energy costs and interest rates, or reductions in construction spending and consumer demand, among others. Nevertheless, we continue to believe that we are well positioned to benefit from the continued trend in outsourcing by many of the Tier 1 suppliers as these customers implement initiatives to improve efficiencies and reduce investments in non-core operations."

     The Electronics Group

     Revenue for our Electronics Group increased 16% to $46.3 million in the third quarter compared to $40.0 million for the prior year period, and improved 29% sequentially from the second quarter of this year. Gross profit for the quarter increased 21% to $8.3 million compared to $6.8 million for the same period in 2004, reflecting improvements in data systems shipments and test and measurement margins.
     Revenue for the Aerospace & Defense segment increased 19% to $33.9 compared to $28.4 million for the prior year period and increased 41% from the second quarter of 2005. Revenue for the Test & Measurement segment increased 7% from that of the prior year period at $12.4 million, and increased 5% sequentially from the second quarter of this year. Gross profit for the Aerospace & Defense segment increased 21% to $5.4 million from $4.5 million for the prior year period, and increased 59% from the second quarter of 2005. Gross profit for the Test & Measurement segment increased 22% to $2.9 million from $2.4 million for the same period in 2004, but decreased slightly on a sequential basis from the second quarter of this year.
     "Net orders for our Electronics Group increased 83% to $60.4 million for the quarter, while backlog remained firm at $121.0 million," said Gill. "The increase in bookings for our Electronics Group represented a substantial improvement over recent quarters and while we believe the opportunity for growth in this important segment is improving, we will remain somewhat cautious in our outlook until such time as we see a more defined trend in contract awards."

    Outlook

     Gill added, "Looking forward, we expect revenue for the fourth quarter of 2005 to be in the range of $135 to $140 million compared to $122 million for the prior year period, which represents a 13% increase at the midpoint of our guidance. Earnings for the fourth quarter are forecast to be in the range of $0.12 to $0.15 per diluted share compared to a loss of $0.04 per diluted share for the prior year. The revenue outlook reflects an increased degree of conservatism regarding year-end shipments and the potential for customer shutdowns during the holidays, while the earnings outlook incorporates the impact of the reduced shipments, higher energy prices and rising interest rates."
     "Revenue for 2005 is forecast to be in the range of $525 to $530 million compared to $425 million for 2004, which represents a 24% increase in revenue for 2005 at the midpoint of the range. Earnings for 2005 are forecast to be in the range of $0.42 to $0.45 per diluted share compared to $0.47 per diluted share for 2004. As we look beyond the current year, we plan to issue guidance for 2006 on Thursday, December 15, 2005, at which time we will convene a conference call to field questions and address any comments."

     Sypris Solutions is a diversified provider of technology-based outsourced services and specialty products. The Company performs a wide range of manufacturing and technical services, typically under multi-year, sole-source contracts with major corporations and government agencies in the markets for aerospace and defense electronics, truck components and assemblies, and test and measurement services. For more information about Sypris Solutions, visit its Web site at www.sypris.com.

     This release, and oral statements referring hereto, contain "forward-looking statements," from which actual results may differ materially due to factors such as: cost and availability of raw materials such as steel, components, freight, or utilities; cost and inefficiencies associated with increasing our manufacturing capacity and launching new programs; stability and predictability of customers' forecasts, backlogs or scheduling demands; costs associated with breakdowns or repairs of machinery and equipment; growth beyond our productive capacity, reductions, cyclical downturns or competitive pressures in our markets; cost, efficiency and yield of our operations including overtime costs, expediting costs or scrap rates; our ability to improve results of acquired businesses and associated costs; inventory valuation risks; product mix; changes in government or other customer programs; reliance on major customers or suppliers; revised contract prices or estimates of major contract costs; dependence on management; labor relations; risks of foreign operations; currency exchange rates; costs and supply of debt, equity capital, or insurance; significant increases in working capital; impairments or write-offs of goodwill or fixed assets; pension valuation risks; changes in licenses, security clearances, or other legal rights to operate, manage our work force or import and export as needed; completion of the internal control assessment process; costs of compliance with regulatory or contractual obligations; regulatory actions or sanctions; litigation, including customer, creditor, stockholder, environmental or asbestos-related claims; war, terrorism or political uncertainty; disasters; unknown risks and uncertainties; or risk factors in our SEC filings.



----------------------------------------------------------------------
                        SYPRIS SOLUTIONS, INC.
                         Financial Highlights
               (In thousands, except per share amounts)

                                                Three Months Ended
                                               ---------------------
                                               Sept. 30,   Sept. 30,
                                                  2005        2004
                                               ---------   ---------
                                                          Restated(1)
Revenue                                        $140,811    $118,457
Net income                                       $3,001      $3,791
Earnings per common share:
  Basic                                           $0.17       $0.21
  Diluted                                         $0.16       $0.21
Weighted average shares outstanding:
  Basic                                          18,036      17,889
  Diluted                                        18,423      18,306


                                                 Nine Months Ended
                                               ---------------------
                                                Sept. 30,  Sept. 30,
                                                   2005       2004
                                               ---------   ---------
                                                         Restated(1)
Revenue                                        $390,654   $303,729
Net income                                       $5,572     $9,100
Earnings per common share:
  Basic                                           $0.31      $0.54
  Diluted                                         $0.30      $0.52
Weighted average shares outstanding:
  Basic                                          18,009     16,851
  Diluted                                        18,328     17,504

(1) On January 1, 2005, the Company changed its accounting policy for inventory and cost of sales at one manufacturing facility. Prior year amounts have been restated as required for comparability. The change increased previously reported earnings for the third quarter and first nine months of 2004 by $304,000, or $0.02 per diluted share and $230,000, or $0.01 per diluted share, respectively.




----------------------------------------------------------------------

                        Sypris Solutions, Inc.
                    Consolidated Income Statements
               (in thousands, except for per share data)

                             Three Months Ended    Nine Months Ended
                               September 30,         September 30,
                            -------------------- ---------------------
                                         2004                 2004
                                2005  Restated(1)    2005  Restated(1)
                            -------------------- ---------------------
                                (Unaudited)            (Unaudited)
 Net revenue:
 Industrial Group              $94,504  $78,429    $272,867  $185,102
       Aerospace & Defense      33,866   28,350      81,957    83,715
 Test & Measurement             12,441   11,678      35,830    34,912
                            ----------- -------- ----------- ---------
 Electronics Group              46,307   40,028     117,787   118,627
                            ----------- -------- ----------- ---------
 Total net revenue             140,811  118,457     390,654   303,729
 Cost of sales:
 Industrial Group               87,161   69,082     251,586   163,762
       Aerospace & Defense      28,498   23,899      70,829    69,011
 Test & Measurement              9,546    9,302      27,386    27,428
                            ----------- -------- ----------- ---------
 Electronics Group              38,044   33,201      98,215    96,439
                            ----------- -------- ----------- ---------
 Total cost of sales           125,205  102,283     349,801   260,201
 Gross profit:
 Industrial Group                7,343    9,347      21,281    21,340
       Aerospace & Defense       5,368    4,451      11,128    14,704
 Test & Measurement              2,895    2,376       8,444     7,484
                            ----------- -------- ----------- ---------
 Electronics Group               8,263    6,827      19,572    22,188
                            ----------- -------- ----------- ---------
 Total gross profit             15,606   16,174      40,853    43,528
 Selling, general and
  administrative                 8,492    8,915      26,158    25,701
 Research and development          767    1,084       2,384     2,483
 Amortization of intangible
  assets                           161      145         474       411
                            ----------- -------- ----------- ---------
 Operating income                6,186    6,030      11,837    14,933
 Interest expense, net           1,797      646       4,566     1,161
 Other (income) expense, net       (89)      15        (856)      (91)
                            ----------- -------- ----------- ---------
 Income before income taxes      4,478    5,369       8,127    13,863
 Income tax expense              1,477    1,578       2,555     4,763
                            ----------- -------- ----------- ---------
 Net income                     $3,001   $3,791      $5,572    $9,100
                            =========== ======== =========== =========
 Earnings per common share:
 Basic                           $0.17    $0.21       $0.31     $0.54
 Diluted                         $0.16    $0.21       $0.30     $0.52
 Dividends declared per
  common share                   $0.03    $0.03       $0.09     $0.09
 Weighted average shares
  outstanding:
 Basic                          18,036   17,889      18,009    16,851
 Diluted                        18,423   18,306      18,328    17,504

(1) On January 1, 2005, the Company changed its accounting policy for inventory and cost of sales at one manufacturing facility. Prior year amounts have been restated as required for comparability. The change increased previously reported earnings for the third quarter and first nine months of 2004 by $304,000, or $0.02 per diluted share and $230,000, or $0.01 per diluted share, respectively.






----------------------------------------------------------------------

                        Sypris Solutions, Inc.
                      Consolidated Balance Sheets
                 (in thousands, except for share data)

                                                            Dec. 31,
                                                Sept. 30,     2004
                                                  2005     Restated(1)
                                               -----------  ---------
                                               (Unaudited)
                    ASSETS
 Current assets:
 Cash and cash equivalents                        $22,505    $14,060
 Accounts receivable, net                         109,595    104,637
 Inventory, net                                    98,997     92,016
 Other current assets                              17,790     21,566
                                               -----------  ---------
 Total current assets                             248,887    232,279
 Property, plant and equipment, net               180,870    166,940
 Goodwill                                          14,277     14,277
 Other assets                                      22,996     17,682
                                               -----------  ---------
 Total assets                                    $467,030   $431,178
                                               ===========  =========
      LIABILITIES AND STOCKHOLDERS' EQUITY
 Current liabilities:
 Accounts payable                                 $92,036    $61,778
 Accrued liabilities                               26,651     20,378
 Current portion of long-term debt                     --      7,000
                                               -----------  ---------
 Total current liabilities                        118,687     89,156
 Long-term debt                                   112,000    110,000
 Other liabilities                                 21,856     23,083
                                               -----------  ---------
 Total liabilities                                252,543    222,239
 Stockholders' equity:
 Preferred stock, par value $0.01 per share,
  975,150 shares authorized; no shares issued          --         --
 Series A preferred stock, par value $0.01 per
  share, 24,850 shares authorized; no shares issued    --         --
 Common stock, non-voting, par value $0.01 per
  share, 10,000,000 shares authorized; no shares
  issued                                               --         --
 Common stock, par value $0.01 per share,
  30,000,000 shares authorized; 18,164,058
  and 17,920,500 shares issued and outstanding
  in 2005 and 2004, respectively                      182        179
 Additional paid-in capital                       143,336    140,898
 Unearned compensation                             (1,335)        --
 Retained earnings                                 74,172     70,227
 Accumulated other comprehensive loss              (1,868)    (2,365)
                                               -----------  ---------
 Total stockholders' equity                       214,487    208,939
                                               -----------  ---------
 Total liabilities and stockholders' equity      $467,030   $431,178
                                               ===========  =========

(1) On January 1, 2005, the Company changed its accounting policy for inventory and cost of sales at one manufacturing facility. Prior year amounts have been restated as required for comparability. The change increased previously reported inventory, retained earnings and other liabilities balances at December 31, 2004 by $2,224,000, $1,503,000 and $721,000, respectively.





----------------------------------------------------------------------

                        Sypris Solutions, Inc.
                   Consolidated Cash Flow Statements
                            (in thousands)


                                                  Nine Months Ended
                                                    September 30,
                                                --------------------
                                                              2004
                                                   2005    Restated(1)
                                                ----------  --------
                                                (Unaudited)
Cash flows from operating activities:
Net income                                         $5,572    $9,100
Adjustments to reconcile net income to net cash
 provided by (used in) operating activities:
Depreciation and amortization                      18,698    13,564
Other noncash charges                               1,714     1,108
Changes in operating assets and liabilities,
 net of acquisitions in 2004:
   Accounts receivable                             (5,095)  (49,139)
   Inventory                                       (8,006)  (25,949)
   Accounts payable                                30,809    35,488
   Accrued liabilities                              6,542     4,574
   Other                                           (2,108)   (2,800)
                                                ----------  --------
  Net cash provided by (used in) operating
   activities                                      48,126   (14,054)
Cash flows from investing activities:
Capital expenditures                              (32,776)  (38,245)
Purchase of net assets of acquired entities            --   (29,399)
Changes in nonoperating assets and liabilities     (1,330)      (33)
                                                ----------  --------
  Net cash used in investing activities           (34,106)  (67,677)
Cash flows from financing activities:
Net repayments under revolving credit agreements   (5,000)  (30,550)
Proceeds from long-term debt                           --    55,000
Cash dividends paid                                (1,619)   (1,486)
Proceeds from issuance of common stock              1,044    57,080
                                                ----------  --------
  Net cash (used in) provided by
   financing activities                            (5,575)   80,044
Net increase (decrease) in cash and cash
 equivalents                                        8,445    (1,687)
Cash and cash equivalents at beginning of period   14,060    12,019
                                                ----------  --------
Cash and cash equivalents at end of period        $22,505   $10,332
                                                ==========  ========

(1) On January 1, 2005, the Company changed its accounting policy for inventory and cost of sales at one manufacturing facility. Prior year amounts have been restated as required for comparability. The change increased previously reported earnings for the third quarter and first nine months of 2004 by $304,000, or $0.02 per diluted share and $230,000, or $0.01 per diluted share, respectively.



    CONTACT: Sypris Solutions, Inc.
             T. Scott Hatton, 502-329-2000